Daktronics, Inc. Announces Third Quarter Fiscal 2020 Results

Brookings, S.D., February 26, 2020 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2020 third quarter net sales of $127.7 million, operating loss of $9.2 million, and net loss of $12.7 million, or $0.28 per diluted share, compared to net sales of $115.1 million, operating loss of $7.5 million, and net loss of $3.3 million, or $0.07 per diluted share, for the third quarter of fiscal 2019.  Fiscal 2020 third quarter orders were $135.0 million, compared to $135.4 million for the third quarter of fiscal 2019. Product order backlog at the end of the fiscal 2020 third quarter was $187 million, compared to $168 million a year earlier and $182 million at the end of the second quarter of fiscal 2020.(1)

For the nine months ended February 1, 2020, net sales were $482.8 million, operating income was $3.3 million, and net income was $1.6 million, or $0.03 per diluted share. This compares to net sales of $441.9 million, operating income of $5.5 million, and net income of $9.9 million, or $0.22 per diluted share for the same period in fiscal 2019.

Fiscal 2020 is a 53-week year; therefore, the nine months ended February 1, 2020 contains operating results for 40 weeks while the nine months ended January 26, 2019 contains operating results for 39 weeks. Sales, orders and other results of operations were impacted due to the additional week of operations.

Cash provided by operating activities in the first nine months of fiscal 2020 was $6.2 million, compared with cash provided by operating activities of $32.2 million in the same period last year. Free cash flow, defined as cash provided by or used in operating activities less net investment in property and equipment, was a negative $7.2 million for the first nine months of fiscal 2020, as compared to a positive $18.4 million for the same period of fiscal 2019. Net investment in property and equipment was $13.4 million for the first nine months of fiscal 2020, as compared to $13.8 million for the first nine months of fiscal 2019. Cash, restricted cash, and marketable securities at the end of the third quarter of fiscal 2020 were $42.1 million, which compares to $70.9 million at the end of the third quarter of fiscal 2019 and $62.1 million at the end of fiscal 2019.

Orders for the third quarter of fiscal 2020 were relatively flat as compared to the third quarter of fiscal 2019. Orders increased in the High School Park and Recreation and Transportation business units, decreased in the Commercial and Live Events business units, and remained relatively flat in the International business unit. The volatility of order timing for large projects and global accounts varies according to the needs of the customer and is the primary cause of the change in order volume.

Net sales increased by 10.9 percent in the third quarter of fiscal 2020 as compared to the third quarter of fiscal 2019. Net sales increased in the Live Events and International business units, decreased in the Commercial and Transportation business units, and remained relatively flat in the High School Park and Recreation business unit. The higher level of backlog at the beginning of the quarter and customer delivery schedules translated to the increase in sales for the quarter.

Gross profit as a percentage of net sales was 19.2 percent for the third quarter of fiscal 2020 as compared to 21.6 percent a year earlier. Operating expenses for the third quarter of fiscal 2020 were $33.6 million, compared to $32.4 million for the third quarter of fiscal 2019. Operating loss as a percent of sales for the quarter was 7.2 percent as compared to 6.5 percent during the third quarter of fiscal 2019.

The effective tax rate for the third quarter of fiscal 2020 was negative 37.9 percent compared to an effective tax rate of 55.4 percent for the third quarter of fiscal 2019. The quarterly change in the effective tax rate was caused by discrete one-time impacts of $3.3 million recognized in the third quarter of fiscal 2019 and the change in the estimated effective tax rate for fiscal 2020. The estimated effective tax rate for fiscal 2020 of 51.6 percent is the result of the expected net taxes and credits being higher as a proportion of expected pre-tax earnings.

Sheila Anderson, chief financial officer and treasurer noted, "Our third quarter sales and profit levels are lighter than other quarters due to the seasonality of our sports business, construction cycles, and the reduced number of production days due to holidays in the quarter. Gross profit as a percent of sales decreased for the quarter primarily due to adverse impacts of a project with cost overruns, tariff related expenses, and change in project mix. We recognized more sales relating to multimillion-dollar projects which generally earn lower gross margins due to increased competitive bidding. Our overall warranty as a percentage of sales was 1.3% for the quarter as compared to 1.6% for the third quarter of fiscal 2019. Operating expenses increased in dollars primarily due to personnel related costs.

Year-to-date cash provided from operations differed as compared to last year primarily due to short-term and seasonal changes in cash outflows and inflows to deliver orders and due to lower net income. Cash can vary based on order timing and levels, varying contractual payment terms from customers, and payments for inventory to meet delivery and installation schedules. Cash and marketable securities have decreased on a year-to-date basis due to these differences and continued investment in capital improvements and dividend payments. We expect a total of $23 million in capital improvements for expansion of production and information system capabilities for the fiscal year."

Reece Kurtenbach, chairman, president and chief executive officer stated, "We successfully grew sales and held operating expenses as a percent of sales this quarter, though not sufficiently to cover fixed ongoing costs and strategic investments. We remain confident in our strategies to improve operations, which will lead to long-term profitable growth."

Outlook
Kurtenbach added, "Sales opportunities in the marketplace are growing, resulting in an increase in active project bids this year as compared to last year in all of our business units. We are optimistic in our ability to convert these bids into orders and grow our business in the coming year. In the near-term, orders and sales timing may be impacted by the coronavirus situation ("COVID-19") potentially causing customer order delays and supply chain disruptions.

The dynamic audio-visual communication systems market is expected to grow over the long-term for both traditional and narrow-pixel pitch (NPP) applications. We are seeing growth in our current markets, as well as access to new markets with increased capabilities of NPP displays. To capitalize on this opportunity, we continue to invest in new technologies and market development. Our teams are engaging in operational improvements to reduce the effort and fulfillment costs and are working on initiatives to enhance the quality of the experience for both customers and employees. These activities strengthen our abilities and support our optimism that we will continue to grow, profitably, over the coming years."

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2019 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

(1) Backlog is not a measure defined by U.S. generally accepted accounting principles ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2019.

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	February 1, 2020	January 26, 2019	February 1, 2020	January 26, 2019

Net sales	$127,657	$115,069	$482,824	$441,949
Cost of sales	103,175	90,200	372,750	336,076
Gross profit	24,482	24,869	110,074	105,873

Operating expenses:
Selling	16,552	15,537	51,026	48,040
General and administrative	8,640	8,574	26,698	25,685
Product design and development	8,442	8,280	29,063	26,611
	33,634	32,391	106,787	100,336
Operating (loss) income	(9,152)	(7,522)	3,287	5,537

Nonoperating (expense) income:
Interest income	233	328	664	713
Interest expense	13	(45)	(53)	(86)
Other income (expense), net	(331)	(203)	(652)	(423)

(Loss) income before income taxes	(9,237)	(7,442)	3,246	5,741
Income tax expense (benefit)	3,497	(4,123)	1,676	(4,120)
Net (loss) income	$(12,734)	$(3,319)	$1,570	$9,861

Weighted average shares outstanding:
Basic	45,189	45,018	45,139	44,834
Diluted	45,189	45,018	45,412	45,139

(Loss) earnings per share:
Basic	$(0.28)	$(0.07)	$0.03	$0.22
Diluted	$(0.28)	$(0.07)	$0.03	$0.22

Cash dividends declared per share	$0.05	$0.07	$0.15	$0.21

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	February 1, 2020	April 27, 2019
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,316	$35,383
Restricted cash	60	359
Marketable securities	1,727	26,344
Accounts receivable, net	80,143	65,487
Inventories	80,206	78,832
Contract assets	35,242	33,704
Current maturities of long-term receivables	5,208	2,300
Prepaid expenses and other current assets	8,093	8,319
Income tax receivables	203	1,087
Property and equipment and other assets available for sale	1,838	1,858
Total current assets	253,036	253,673

Property and equipment, net	66,368	65,314
Long-term receivables, less current maturities	1,650	1,214
Goodwill	7,934	7,889
Intangibles, net	3,817	4,906
Investment in affiliates and other assets	14,568	5,052
Deferred income taxes	11,352	11,168
Total non-current assets	105,689	95,543
TOTAL ASSETS	$358,725	$349,216

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	February 1, 2020	April 27, 2019
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$44,846	$44,873
Contract liabilities	49,870	47,178
Accrued expenses	34,588	32,061
Warranty obligations	9,545	9,492
Income taxes payable	949	468
Total current liabilities	139,798	134,072

Long-term warranty obligations	16,170	14,978
Long-term contract liabilities	10,676	10,053
Other long-term obligations	8,000	1,339
Long-term income taxes payable	576	578
Deferred income taxes	530	533
Total long-term liabilities	35,952	27,481
TOTAL LIABILITIES	175,750	161,553

SHAREHOLDERS' EQUITY:
Common stock	59,276	57,699
Additional paid-in capital	44,096	42,561
Retained earnings	88,407	93,593
Treasury stock, at cost	(4,163)	(1,834)
Accumulated other comprehensive loss	(4,641)	(4,356)
TOTAL SHAREHOLDERS' EQUITY	182,975	187,663
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$358,725	$349,216

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine Months Ended
	February 1, 2020	January 26, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,570	$9,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,197	14,054
Loss on sale of property, equipment and other assets	(6)	(130)
Share-based compensation	1,734	1,867
Contingent consideration adjustment	—	(956)
Equity in loss of affiliate	430	392
Provision for doubtful accounts	(477)	180
Deferred income taxes, net	(223)	(445)
Change in operating assets and liabilities	(10,035)	7,364
Net cash provided by operating activities	6,190	32,187

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13,646)	(14,081)
Proceeds from sales of property, equipment and other assets	244	255
Purchases of marketable securities	—	(25,337)
Proceeds from sales or maturities of marketable securities	24,665	22,341
Purchases of and loans to equity investment	(1,229)	(854)
Acquisitions, net of cash acquired	—	(2,250)
Net cash provided by (used in) investing activities	10,034	(19,926)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	1,318
Principal payments on long-term obligations	(2,140)	(440)
Dividends paid	(6,756)	(9,403)
Payments for common shares repurchased	(2,329)	—
Tax payments related to RSU issuances	(199)	(246)
Net cash used in financing activities	(11,424)	(8,771)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(166)	62
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	4,634	3,552

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	35,742	29,755
End of period	$40,376	$33,307

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Nine Months Ended
	February 1, 2020	January 26, 2019	Dollar Change	Percent Change	February 1, 2020	January 26, 2019	Dollar Change	Percent Change
Net Sales:
Commercial	$36,880	$37,159	$(279)	(0.8)%	$120,566	$113,797	$6,769	5.9%
Live Events	40,571	29,995	10,576	35.3	159,196	134,566	24,630	18.3
High School Park and Recreation	14,775	14,798	(23)	(0.2)	75,433	74,498	935	1.3
Transportation	13,916	15,390	(1,474)	(9.6)	53,264	50,624	2,640	5.2
International	21,515	17,727	3,788	21.4	74,365	68,464	5,901	8.6
	$127,657	$115,069	$12,588	10.9%	$482,824	$441,949	$40,875	9.2%
Orders:
Commercial	$36,898	$41,114	$(4,216)	(10.3)%	$119,059	$123,637	$(4,578)	(3.7)%
Live Events	41,484	45,767	(4,283)	(9.4)	149,461	128,803	20,658	16.0
High School Park and Recreation	20,447	17,034	3,413	20.0	73,852	73,928	(76)	(0.1)
Transportation	16,203	11,541	4,662	40.4	55,410	54,736	674	1.2
International	19,992	19,973	19	0.1	75,827	65,291	10,536	16.1
	$135,024	$135,429	$(405)	(0.3)%	$473,609	$446,395	$27,214	6.1%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Nine Months Ended
	February 1, 2020	January 26, 2019
Net cash provided by operating activities	$6,190	$32,187
Purchases of property and equipment	(13,646)	(14,081)
Proceeds from sales of property and equipment	244	255
Free cash flow	$(7,212)	$18,361

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.